UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2017

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation)	001-35587 (Commission File Number)	27-2249687 (I.R.S. Employer Identification No.)

1000 Winter Street Suite 3300 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (339) 970-0900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                          ☐

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On July 27, 2017, TESARO, Inc. (the “Company”) entered into an Exclusive License Agreement (the “Agreement”) with Millennium Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (“Takeda”).

Under the terms of the Agreement, the Company granted Takeda an exclusive, sublicensable license to develop, manufacture and commercialize niraparib, the Company’s novel poly (ADP-ribose) polymerase, or PARP, inhibitor in Japan, South Korea, Taiwan, Russia and Australia (the “Licensed Territory”). The licensed field in Japan is the treatment of all diseases in humans and the licensed field in South Korea, Taiwan, Russia and Australia is the treatment of all diseases in humans other than prostate cancer. In partial consideration for the license granted to Takeda, Takeda will pay the Company an up-front license fee in the amount of $100,000,000, certain development and commercial milestone payments in amounts up to an aggregate of $240,000,000, and royalties based on percentages of net sales of niraparib in the Licensed Territory ranging from the high-teens to the low thirties, with the Company retaining payment obligations for any milestones and royalties owed under its existing in-license agreements for niraparib.

Also under the terms of the Agreement, Takeda granted the Company a perpetual, non-exclusive license to any intellectual property covering niraparib owned or controlled by Takeda, to the extent necessary or useful to develop, manufacture and commercialize niraparib for use outside the Licensed Territory.

The Agreement also provides that the Company and Takeda will enter into supply agreements for the clinical and commercial supply of the active pharmaceutical ingredient of the product and the product.

The Agreement is effective from and after July 27, 2017, and continues, on a country-by-country and product-by-product basis, until the expiration of the last patent controlled by the Company in such country covering the niraparib product or, if later, ten years from the first commercial sale of such niraparib product in such country.

The Agreement may be terminated by either party if the other party commits a material breach, subject to a customary cure period, or if the other party is insolvent.  Additionally, the Company may terminate the Agreement in the event of certain patent challenges against the Company’s patents covering niraparib, if the Company’s in-license agreements to niraparib terminate due to any action or inaction of Takeda and, with respect to Japan, with three months’ notice any time after the 18 month anniversary of the first commercial sale of a generic version of the niraparib product in Japan. Takeda may terminate the Agreement for convenience on a country-by-country basis upon 180 days’ prior notice to the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

Section 7 — Regulation FD

Item 7.01                   Regulation FD Disclosure.

On July 27, 2017, the Company issued a press release announcing entrance into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	TESARO, Inc. press release dated July 27, 2017 announcing Exclusive License Agreement with Millennium Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESARO, Inc.

	By:	/s/ Joseph L. Farmer
Joseph L. Farmer
Senior Vice President, General Counsel and Secretary

Dated: July 27, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	TESARO, Inc. press release dated July 27, 2017 announcing Exclusive License Agreement with Millennium Pharmaceuticals, Inc.